Exhibit 99.1

Chase Corporation

26 Summer Street, Bridgewater, MA 02324

TEL: (508) 279-1789 – FAX: (508) 697-6419

www.chasecorp.com

Amex: CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION REPORTS A 7% REVENUE GROWTH AND A 18%
INCREASE IN EARNINGS FOR FISCAL YEAR 2003 ALONG WITH
A DIVIDEND INCREASE TO $0.31 PER SHARE

Bridgewater, MA – October 09, 2003 – Chase Corporation (ASE: CCF) today reported revenues of $74,566,000 for the fiscal year ended August 31, 2003 compared with $69,348,000 for the same period last year.  Net Income for the fiscal year was $5,258,000 as compared to last year’s net income of $4,463,000.  Earnings per share on a diluted basis was $1.26 as compared to $1.08 last year.  Fourth quarter fiscal 2003 revenues were $21,165,000 with net income of $1,850,000 versus revenues of $18,402,000 and net income of $1,829,000 for the like period last year.

	For the Twelve Months Ended		For the Three Months Ended
	August 31, 2003	August 31, 2002	August 31, 2003	August 31, 2002

Revenues	$74,566,000	$69,348,000	$21,165,000	$18,402,000

Net Income	$5,258,000	$4,463,000	$1,850,000	$1,829,000

Earnings per share:
Net Income
Basic	$1.30	$1.10	$0.46	$0.45
Diluted	$1.26	$1.08	$0.44	$0.44

Average Shares Outstanding
Basic	4,047,000	4,040,000	4,047,000	4,047,000
Diluted	4,162,000	4,142,000	4,199,000	4,141,000

The Company also announced a cash dividend of $0.31 per share to shareholders of record on October 31, 2003 payable on December 3, 2003.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (ASE:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext 219.